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Exhibit 4(o)

        PROTECTIVE LIFE INSURANCE COMPANY        P. O. BOX 10648        BIRMINGHAM, ALABAMA        35202-0648

DCA FIXED ACCOUNTS ENDORSEMENT

        We are amending the Contract to which this endorsement is attached as described below:

1.
The definition for Contract Value is deleted and replaced by the definition below:

  Contract Value: Prior to the Annuity Commencement Date, the sum of the Variable Account value and the Guaranteed Account value attributable to a {Certificate} {Contract}.

2.
The first paragraph of the provision entitled "Variable Account Value" in the "VARIABLE ACCOUNT" section of your Contract is deleted and replaced by the paragraph below:

  Variable Account Value—At any time prior to the Annuity Commencement Date, the Variable Account value is equal to:

  (1)
  Purchase Payments allocated to the Variable Account; plus

  (2)
  amounts transferred into the Variable Account; plus

  (3)
  other amounts applied to the Variable Account; plus or minus

  (4)
  investment performance; minus

  (5)
  the amount of any surrenders removed from the Variable Account including any applicable surrender charges minus

  (6)
  other charges, fees and premium tax deducted from the Variable Account.

  The Variable Account value equals the total of the Sub-Account values.

3.
The following provisions are added to your Contract.

DEFINITIONS

        Guaranteed Account: Includes any Allocation Option we may offer with interest rate guarantees.

GUARANTEED ACCOUNT

        General Description—The Guaranteed Account consists of the DCA Fixed Accounts, which are each a part of the Company's general account. Amounts allocated to a DCA Fixed Account earn interest from the date they are credited to the account.

        We, in our sole discretion, establish interest rates for each DCA Fixed Account. We will not declare a rate that yields values less than those required by the state in which the Contract is delivered. Because interest rates vary from time to time, allocations made to the same account DCA Fixed at different times may earn interest at different rates.

        DCA Fixed Accounts—The DCA Fixed Accounts are available only for Purchase Payments designated for dollar cost averaging. You may allocate a Purchase Payment to a DCA Fixed Account only when the value of that DCA Fixed Account is $0. The entire value of a DCA Fixed Account must be transferred to the Variable Account prior to allocating any new Purchase Payment to that DCA Fixed Account. Allocations to a DCA Fixed Account must include instructions regarding transfer frequency and the Sub-Accounts into which the transfers are to be made.

        We will systematically transfer Purchase Payments allocated to a DCA Fixed Account into the Variable Account in equal amounts over the period we allow for that DCA Fixed Account. The interest rate we apply to a Purchase Payment allocated to a DCA Fixed Account is guaranteed for the period over which transfers are allowed from that DCA Fixed Account. Interest credited to a DCA Fixed Account will be accumulated and transferred from the DCA Fixed Account after the last dollar cost averaging transfer.

        Guaranteed Account Value—Prior to the Annuity Commencement Date, the Guaranteed Account value is equal to:

(1)
Purchase Payments allocated to the DCA Fixed Accounts; plus

(2)
interest, and other amounts credited to the DCA Fixed Accounts; minus

(3)
amounts transferred out of the DCA Fixed Accounts; minus

(4)
the amount of any surrenders removed from the DCA Fixed Accounts, including any applicable surrender charges; minus

(5)
other charges, fees and premium tax deducted from the DCA Fixed Accounts.

TRANSFERS

        Transfers into a DCA Fixed Account are not permitted. Dollar cost averaging transfers into the {OppenheimerFunds Money} Sub-Account are not permitted. If dollar cost averaging transfers from a DCA Fixed Account are terminated, we will transfer any amount remaining in that DCA Fixed Account into the Sub-Accounts according to the allocation instruction in effect for that DCA Fixed Account at the time the dollar cost averaging transfers are terminated, unless you have otherwise instructed us how to allocate the remaining amount.

SURRENDERS

        Surrenders from the Guaranteed Account—The Company may delay payment of a partial or full surrender from the Guaranteed Account for up to six months where permitted.

        Signed for the company and made a part of the contract as of the Effective date.

PROTECTIVE LIFE INSURANCE COMPANY
/s/ DEBORAH J. LONG Deborah J. Long Secretary

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  Exhibit 4(o)
DCA FIXED ACCOUNTS ENDORSEMENT
DEFINITIONS
GUARANTEED ACCOUNT
TRANSFERS
SURRENDERS